Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust

White Plains, New York

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-203236) and the related Prospectus of our reports dated February 20, 2015, relating to the consolidated financial statements, the effectiveness of Acadia Realty Trust’s internal control over financial reporting, and schedule of Acadia Realty Trust appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

 We also consent to the reference to us under the caption “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

June 18, 2015